UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 4, 2006

Date of Report (Date of earliest event reported)

Ambassadors International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-26420	91-1688605
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1071 Camelback Street

Newport Beach, CA 92660

(Address of principal executive offices) (Zip Code)

(949) 759-5900

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On August 4, 2006, the Board of Directors of Ambassadors International, Inc. (the “Company”) approved a new form of indemnification agreement attached as Exhibit 10.1 hereto (the “Indemnification Agreement”) to provide for the indemnification of the Company’s directors, officers, employees and agents (the “Indemnitees”). In addition, the Board authorized the Company to enter into such Indemnification Agreement with each of its current directors and officers. Accordingly, the Company has entered into indemnification agreements in the form filed as Exhibit 10.1 hereto with each of its directors and officers.

The rights of the Indemnitee under the Indemnification Agreement are in addition to any other rights the Indemnitee may have under the Company’s charter or bylaws or the Delaware General Corporation Law or otherwise. Subject to the procedures set forth therein, the Indemnification Agreement requires the Company to indemnify an Indemnitee against liability that may arise by reason of his or her status or service to the Company if such Indemnitee acted in good faith, for a purpose which he or she reasonably believed to be in or not opposed to the best interests of the Company, and in the case of a criminal proceeding, in addition, had no reasonable cause to believe that his or her conduct was unlawful. The Agreement requires the Company to advance any expenses incurred by such Indemnitee as a result of any proceeding against such Indemnitee, so long as the Indemnitee provides an undertaking that the Indemnitee will repay the advances to the extent that it ultimately is determined that the Indemnitee is not entitled to be indemnified by the Company, the expenses have not been paid for under any insurance policy, the underlying claim giving rise to the expenses is not for violation of Section 16(b) of the Exchange Act, and the claim was not initiated by the Indemnitee. In addition, the Indemnification Agreement establishes guidelines as to the defense and settlement of claims by the parties, the relevant burden of proof, reliance as a safe harbor, the period of limitations and security.

The foregoing summary of the Indemnification Agreement is qualified in its entirety by reference to the full text of the Indemnification Agreement attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 8.01.	Other Events.

On August 4, 2006, the Board of Directors of the Company authorized the expenditure of an additional $10 million for the repurchase of the Company’s $0.01 par value common stock (the “Common Stock”). The additional $10 million, when incorporated with $20 million previously authorized by the Board of Directors on November 13, 1998, will provide for an aggregate of $30 million for such repurchase. The repurchases will be made in the open market at prevailing market prices or in privately negotiated transactions in accordance with all applicable securities laws and regulations. Such repurchases may occur from time to time and may be discontinued at any time. There is approximately 10,654,618 shares of the Company’s Common Stock currently outstanding as of August 3, 2006. A copy of the press release announcing the stock repurchase is furnished herewith as Exhibit 99.1.

Additionally, the Board announced the election of Joseph J. Ueberroth as Chairman of the Board effective immediately. Peter V. Ueberroth resigned the position of Chairman, but will remain as a director of the Company. Joseph J. Ueberroth will hold the titles of Chairman, President and Chief Executive Officer of the Company. A copy of the press release announcing such changes is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Indemnification Agreement

99.1	Text of press release, dated August 4, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBASSADORS INTERNATIONAL, INC.

Date: August 4, 2006	By:	/s/ Brian R. Schaefgen
Brian R. Schaefgen
Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Indemnification Agreement

99.1	Text of press release, dated August 4, 2006.